Exhibit 10.2

INTERMEC, INC.

2008 OMNIBUS INCENTIVE PLAN

(As Amended and Restated Effective May 25, 2011)

RESTRICTED STOCK UNIT AGREEMENT

(Interim CEO)

This Restricted Stock Unit Agreement (this “Agreement”) is made as of May 22, 2012, between Intermec, Inc., a Delaware corporation (the “Company”), and Allen J. Lauer (the “Participant” or “you”) under the Company’s 2008 Omnibus Incentive Plan, as amended and restated effective May 25, 2011 (the “Plan”).

WHEREAS, the Company desires to award you Restricted Stock Units (as that term is defined in the Plan) in accordance with the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and you hereby agree as follows:

1.  Award. The Company hereby grants you an Award of 17,699 Restricted Stock Units (“RSUs”) comprising the right to receive shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) on the terms and conditions hereinafter set forth (the “Awarded Shares”), such number of Awarded Shares to be subject to adjustment as provided in Section 14.1 of the Plan. You shall have no obligation to pay the Company additional consideration for the Awarded Shares. The Grant Date for the RSUs is May 22, 2012.

The Plan, a copy of which has been made available to you, is incorporated herein by reference and is made part of this Agreement as if fully set forth herein. By accepting the Award, you also acknowledge receipt of the Plan and the plan summary for the Plan. You are encouraged to review the Company’s most recent annual report and proxy statement, which may be found at www.intermec.com.

Capitalized terms used in this Agreement that are not defined herein shall have the meanings assigned to such terms in the Plan, it being understood that the terms “Restricted Stock Units” and “RSUs” shall mean and refer to the right to receive only the Awarded Shares. This Agreement is subject to, and the Company and you agree to be bound by, all of the terms and conditions of the Plan as the same exist at the time this Agreement became effective. The Plan shall control in the event there is any express conflict between the Plan and the terms hereof and with respect to such matters as are not expressly covered in this Agreement. The Company hereby reserves the right to alter, amend, modify, restate, suspend or terminate the Plan and this Agreement in accordance with Section 16 of the Plan, but, subject to the terms of the Plan, no such subsequent amendment, modification, restatement, suspension or termination of the Plan or this Agreement shall adversely affect in any material way your rights under this Agreement without your written consent. This Agreement shall be subject, without further action by the Company or you, to such amendment, modification or restatement.

2.  Restriction Period During Service as Interim CEO

Subject to the provisions of this Agreement, during your service as Interim CEO or in any other employee capacity to the Company (and including any concurrent service as a member of the Board), there shall be a period of restriction (the “Restriction Period”) beginning on the Grant Date and ending on the one-year anniversary of the Grant Date (the “Vesting Date”). Except as otherwise provided in this Paragraph 2, all RSUs still subject to the Restriction Period on the date of your Termination of Service shall be forfeited by you. Notwithstanding the foregoing sentence, all RSUs granted hereunder remaining subject to the Restriction Period shall become fully vested and free of all restrictions to the full extent of the original grant upon the occurrence of either of the following events: (a) your Termination of Service by reason of death or (b) a Change of Control. To the extent the Restriction Period has lapsed, the RSUs shall be settled in shares of Common Stock in accordance with Paragraph 4 and Paragraph 7 of this Agreement. In the event your service as Interim CEO or other employee status at the Company terminates prior to the Vesting Date and you thereafter immediately resume service solely as a non-employee Director, Paragraph 3 of this Agreement, not this Paragraph 2, shall govern with respect to vesting of the RSUs.

3.  Restriction Period During Service Solely as a Non-Employee Director.

In the event you immediately resume service solely as a non-employee Director after ceasing to serve as Interim CEO of the Company or in any other employee capacity, this Paragraph 3 shall thereafter govern vesting of the RSUs (and you will receive vesting credit for any Vesting Dates set forth in this Paragraph 3 that occurred during your service as Interim CEO or in any other employee capacity to the Company).

Subject to the provisions of this Agreement, there shall be a period of restriction (the “Restriction Period”) for the RSUs beginning on the Grant Date and ending as to 25% of the RSUs on the first day of the calendar quarter of the Company that begins after the Grant Date and as to an additional 25% of the RSUs on the first day of each of the three calendar quarters thereafter, subject to adjustment for fractional shares (each such date, a “Vesting Date”). In accordance with the foregoing, the RSUs shall vest as follows:

Vesting Date	Number of RSUs Vested (and no longer subject to Restriction Period)
July 1, 2012	4,425
October 1, 2012	4,425
January 1, 2013	4,425
April 1, 2013	4,424

Except as otherwise provided herein, all RSUs remaining subject to the Restriction Period on the date of your Termination of Service as a Director for any reason shall be forfeited by you and your right to acquire any shares thereunder shall immediately terminate. In the event of your Termination of Service as a Director by reason of death or a Change of Control, the Restriction Period shall lapse and all then unvested RSUs shall become fully vested. To the extent the Restriction Period has lapsed, the RSUs shall be settled in shares of Common Stock in accordance with Paragraph 4 and Paragraph 7 of this Agreement.

4.  Settlement of RSUs.

Following completion or lapse of the applicable Restriction Period (as set forth in Paragraph 2 or Paragraph 3, as applicable), vested RSUs will be settled in shares of Common Stock upon the earlier to occur of the following (each, a “Settlement Date”): (i) the one-year anniversary of the Grant Date (provided that if such date is not a business date, the Settlement Date will be the immediately preceding business date) and (ii) a Change of Control of the Company, provided such Change of Control also constitutes a “change in control” event within the meaning of Section 409A of the Code.

In the event a Change of Control is not a “change in control” event within the meaning of Section 409A of the Code, RSUs that are outstanding immediately prior to the effective date of the Change of Control will remain an outstanding obligation of the Company or the Successor Company, as the case may be, and will be converted into a contractual right to receive a cash payment (a “Cash Payment Right”) in an amount equal to the Fair Market Value of the shares of Common Stock subject to the RSUs on the effective date of the Change of Control. After such conversion, no interest or dividend equivalents will be accrued, credited or paid with respect to a Cash Payment Right. The Cash Payment Right will be paid in accordance with the same schedule set forth in this Paragraph 4 with respect to settlement of vested RSUs and the other terms and conditions of this Agreement and the Plan.

5.  Acceptance of Award. This Award is subject to your timely acceptance. It is your sole responsibility to take appropriate actions as indicated herein to accept the Award.

6.  Nontransferability. You shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the RSUs or, until the Settlement Date, the Awarded Shares.

7.  Form and Timing of Payment. The Company will direct its transfer agent to issue to you within thirty (30) days after the Settlement Date, in uncertificated form, the number of unrestricted shares of Common Stock equal to the number of RSUs as to which the applicable Restriction Period has ended or lapsed, without a prior forfeiture of such RSUs.

8.  Rights as a Stockholder. Except as otherwise provided in this Agreement or the Plan, you shall not have any rights of a stockholder with respect to the RSUs or, prior to the Settlement Date, the Awarded Shares.

9.  Clawback Policy. The RSUs and any shares of Common Stock issued thereunder shall be subject to potential cancellation, rescission, payback, recoupment or other action in accordance with the terms of the Company’s clawback policy (the “Policy”), as then in effect and as it may be amended from time to time, to the extent the Policy applies to the RSUs and any shares of Common Stock issued thereunder (including a Policy implemented or amendments made thereto after the Grant Date for the RSUs). By accepting the Award, you agree to execute any additional documents to effect the Company’s application, implementation and enforcement of such Policy with respect to the RSUs and any shares of Common Stock issued thereunder.

10.  Independent Tax Advice; Withholding Taxes.

(a) You should obtain independent tax advice with respect to the tax effects to you of the grant of the RSUs and the issuance of any shares of Common Stock thereunder.

(b)  No later than the date as of which an amount first becomes includable in your gross income for federal income tax purposes or otherwise with respect to any Awarded Shares, you shall pay to the Company or a Related Company, as applicable, or make arrangements satisfactory to the Company or a Related Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld by the Company or a Related Company with respect to such amount (the “Mandatory Withholding Taxes”). The obligations of the Company hereunder shall be conditional on such payment or arrangements. Notwithstanding the foregoing, to the maximum extent permitted by applicable law, the Company has the right to retain, without notice to you, from the total number of shares of Common Stock issuable and deliverable to you pursuant to this Agreement, or from salary or other amounts payable to you, the number of shares or cash having a value not less than the Mandatory Withholding Taxes; to the extent Mandatory Withholding Taxes apply to the Awarded Shares, the Company currently intends to satisfy such Mandatory Withholding Taxes by retaining shares of Common Stock otherwise issuable under this Award (up to the minimum statutory amount required to be withheld by the Company).

(c)  Regardless of any action the Company takes with respect to any or all of the Mandatory Withholding Taxes, you acknowledge and understand that you are ultimately liable and responsible for all withholding taxes legally due by you in connection with this Award and that the Company (i) makes no representations or undertakings regarding the treatment of any withholding taxes in connection with any aspect of the RSUs, including the grant of the RSUs, the lapse of all or a portion of the Restriction Period or other vesting of the RSUs, the issuance or subsequent sale of shares of Common Stock received upon settlement of the RSUs, if any, and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for withholding taxes.

11.  Miscellaneous

(a)  The grant of RSUs to you in any year shall give you neither any right to similar grants in future years nor any right to be retained in the employ or service of the Company or its Related Companies, such employment or service relationship being terminable to the same extent as if the Plan and this Agreement were not in effect. The right and power of the Company and its Related Companies to dismiss or discharge you is specifically and unqualifiedly unimpaired by this Agreement.

(b)  Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 6001 36th Avenue West, Everett, WA 98203-1264, to the attention of the Company’s Secretary or at such other address as the Company may specify in writing to you by a notice delivered in accordance with this paragraph. All notices to you shall be delivered to you at your address in the Company’s records or at such other address as you may specify in writing to the Secretary of the Company by a notice delivered in accordance with this Paragraph 11(b).

(c)  The terms and conditions of this Agreement, including the provisions of the Plan incorporated by reference herein, comprise the whole terms and conditions between you and the Company with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A., without reference to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, U.S.A., and agree that such litigation shall be conducted only in the courts of Washington, U.S.A., or the federal courts for the United States for the Western District of Washington, and no other courts where this grant is made and/or to be performed.

(d)  This Agreement shall inure to the benefit of and be binding upon each successor of the Company and, to the extent specifically provided herein and in the Plan, shall inure to the benefit of and shall be binding upon your heirs, legal representatives, and successors.

(e)  If any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

(f)  This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

(g)  The Company may, in its sole discretion, deliver any documents related to the RSUs, or future RSUs (if any) that may be granted under the Plan or the Program, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(h)  Payments made pursuant to this Agreement are intended to qualify for an exemption from or comply with the requirements of Section 409A of the Code. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the RSUs granted to you qualify for exemption from or comply with Section 409A; provided, however, that the Company makes no representations that the RSUs shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the RSUs. By accepting this Award, you shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic and legal consequences. Also notwithstanding the foregoing, if at the time of a Vesting Date, including one provided for under Paragraphs 2 or 3 of this Agreement, or a Settlement Date, you are a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Company, and payment would be treated as a payment made on “separation from service” within the meaning of that term under Section 409A, then, if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A, the payment shall be delayed until the date which is six months after the date of such separation from service or if earlier the date of your death.

IN WITNESS WHEREOF, this Agreement is executed by you and by the Company through its duly authorized officer or officers as of the Grant Date indicated above.

INTERMEC, INC.

	By:	/S/ ROBERT J. DRIESSNACK
Robert J. Driessnack Chief Financial Officer and Senior Vice President

Dated:	PARTICIPANT:

IMPORTANT PLEASE ACCEPT ELECTRONICALLY OR SIGN AND RETURN PROMPTLY
Allen J. Lauer